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                                                                      Exhibit 18

April 21, 1998


International Aircraft Investors
Torrance, CA

Ladies and Gentlemen:

We have been furnished with a copy of Form 10-Q of International Aircraft Investors for the three months ended March 31, 1998, and have read the Company's statements contained in Note 2 to the condensed consolidated financial statements included therein. As stated in Note 2, the Company changed its method of accounting for income recognition of ancillary payments under lease agreements to the full accrual method from recognition upon lease termination. The change is being made due to the increase in frequency of leases with ancillary payment provisions. Note 2 states that the newly adopted accounting principle is preferable in the circumstances because it better reflects the earning process. In accordance with your request, we have reviewed and discussed with Company officials the circumstances and business judgment and planning upon which the decision to make this change in the method of accounting was based.

We have not audited any financial statements of International Aircraft Investors as of any date or for any period subsequent to December 31, 1997, nor have we audited the information set forth in the aforementioned Note 2 to the condensed consolidated financial statements; accordingly, we do not express an opinion concerning the factual information contained therein.

With regard to the aforementioned accounting change, authoritative criteria have not been established for evaluating the preferability of one acceptable method of accounting over another acceptable method. However, for purposes of International Aircraft Investors' compliance with the requirements of the Securities and Exchange Commission, we are furnishing this letter.

Based on our review and discussion, with reliance on management's business judgment and planning, we concur that the newly adopted method of accounting is preferable in the Company's circumstances.



/s/ KPMG Peat Marwick LLP